Exhibit 2.1
AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of August 25, 2021 by and among PFSweb, Inc., a Delaware corporation (“Parent”), Priority Fulfillment Services, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation (“PFS”), and RevTech Solutions India Private Limited, an India limited liability company (“RevTech Solutions”, and together with Parent and PFS, “Sellers”), Merkle Inc., a Maryland corporation (“US Buyer”), and Dentsu Aegis Network India Private Limited, an India limited liability company (“India Buyer”, and together with US Buyer, “Buyers”). Each of Sellers and Buyers may be referred to individually as a “Party” or collectively as the “Parties”. Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings assigned to them in the Purchase Agreement (defined below).
R E C I T A L S
WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated as of July 2, 2021 (the “Purchase Agreement”); and
WHEREAS, pursuant to Section 10.10 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A G R E E M E N T

1.Article I of the Purchase Agreement is hereby revised to include the following new defined term to be inserted after the conclusion of the definition of “Drop Dead Date” in Article I:
““Employee Bonus Payments” has the meaning set forth in Section 5.04(c).
2.Article I of the Purchase Agreement is hereby revised to include the following new defined term to be inserted after the conclusion of the definition of “Parent Group Law Firm” in Article I:
“ “Parent Stock Issuances” has the meaning set forth in Section 5.04(c)(i).”
3.Revision to Section 2.05(a). The reference to “seven (7) days” in the last sentence of Section 2.05(a) of the Purchase Agreement is hereby deleted and is hereby replaced with “four (4) days”.
4.Revision to Section 3.03(c). Each of the references to “100” in the first sentence of Section 3.03(c) of the Purchase Agreement is hereby deleted and replaced with “4,495,209”.

5.Revisions to Section 5.04. Section 5.04(c) of the Purchase Agreement shall be renumbered Section 5.04(d) and a new Section 5.04(c) shall be inserted immediately above Section 5.04(d) as follows:
“(c) With respect to the portion of the Transaction Expenses that consist of any retention, transaction, change of control, or similar payments or bonuses that become due or payable to Employees as a result of the consummation of the transactions contemplated by this Agreement, plus the employer portion of any payroll taxes on such payments or any excise taxes arising under Sections 280G and 4999 of the Code regarding such payments including any gross up payments related thereto (such payments and taxes collectively, the “Employee Bonus Payments” and each an “Employee Bonus Payment”), the Parties hereby agree as follows:
(i)The Estimated Transaction Expenses for Employee Bonus Payments shall be as set forth on Exhibit D. The gross cash amounts payable to the Employees as set forth on Exhibit D are not subject to change (except as provided in clause (iii) below) but the aggregate employer taxes set forth on Exhibit D shall be subject to a true-up to take into account (A) the actual employer taxes related to the bonus cash amounts and Parent stock issuance , (the Parent stock issuance will be delivered directly by Sellers or their Affiliates to the Employees set forth on Exhibit D (“Parent Stock Issuances”)), which employer taxes will be due and payable by the LiveArea Companies to the applicable Governmental Authorities and (B) a reduction in employer taxes payable by the LiveArea Companies to the applicable Governmental Authorities attributable to a forfeiture of cash bonus payments as described in clause (iii) below. Except as described above, Sellers agree to satisfy all aspects of the Parent Stock Issuances and to provide the required documentation for Buyers to confirm the actual employer taxes attributable to the Parent Stock Issuances.
(ii)Buyers agree to pay, or cause the LiveArea Companies to pay, within the time periods set forth on Exhibit D the applicable cash portion of the Employee Bonus Payments to the Employees as set forth on Exhibit D as W-2 wages to such Employees and to pay all employer taxes related thereto to the applicable Governmental Authorities on a timely basis. In addition, Buyers agree to pay, or cause the LiveArea Companies to pay, the actual employer taxes related to all of the Parent Stock Issuances to the applicable Governmental Authorities on a timely basis. Buyers and the LiveArea Companies shall be permitted to deduct from the cash payments to the Employees any and all applicable employee tax withholdings required under applicable Law with respect to (A) the cash portion of the Employee Bonus Payments and (B) the Parent Stock Issuances, and shall remit any such withholdings on behalf of the Employees to the applicable Governmental Authorities on a timely basis.

(iii)If an Employee following the Closing does not satisfy the terms and conditions set forth in the applicable Employee Bonus Payment agreement(s) entered into with Parent or one of its Affiliates, the cash portion of any such Employee Bonus Payment shall be forfeited in accordance with such agreement(s) and Buyers shall be required to promptly make a payment to Parent for an amount equal to the sum of (A) the total forfeited cash bonus amount set forth on Exhibit D and (B) the employer taxes related thereto that were included in the calculation of Estimated Transaction Expenses on the Closing Date with respect to such forfeited payment. Notwithstanding the foregoing, the payment to Parent by Buyers described above may be delayed if Buyers, acting in good faith, have reason to believe that the Employee whose Employee Bonus Payment was forfeited intends to dispute the forfeiture, in which case Buyers shall use commercially reasonable efforts to reach a resolution with the Employee regarding the same as soon as practicable. Upon any such resolution, Buyers shall promptly, as the case may be, either (I) make the required payment to the Employee and pay all applicable employer taxes and employee withholdings as described above or (II) make the payment to Buyer for the amount described in clauses (A) and (B) above.
(iv)Sellers acknowledge and agree that with respect to the Employee Bonus Payments due and payable to Jim Butler following the Closing, if the sum of the actual (A) 280G excise taxes, (B) any required gross-up related thereto in favor of Jim Butler and (C) employer taxes related thereto following the final determination of the Post-Closing Adjustment exceed the sum of (X) the 280G excise taxes, (Y) gross-up in favor of Jim Butler and (Z) employer taxes taken into account in the Post-Closing Adjustment, then Sellers shall be responsible for such excess amount and shall promptly reimburse Buyers, on a dollar for dollar basis, upon Buyers paying such excess amount to Jim Butler.”
6.Revision to Schedules. The Exhibits attached to the Purchase Agreement are hereby amended by adding Exhibit D to the Purchase Agreement as attached hereto.
7.Miscellaneous.
a.From and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Purchase Agreement, as amended hereby.
b.Except as specifically set forth above, the Purchase Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

c.This Amendment may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon.
d.This Amendment shall be governed by and construed and enforced in accordance with Section 10.11 of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: PFSweb, Inc.
By: /s/Thomas J. Madden Name: Thomas J. Madden Title: Chief Financial Officer
Priority Fulfillment Services, Inc.
By: /s/Thomas J. Madden Name: Thomas J. Madden Title: Chief Financial Officer
RevTech Solutions Private Limited
By: /s/Thomas J. Madden Name: Thomas J. Madden Title: Director

[Signatures continued on next page]

BUYERS: Merkle Inc.
By: /s/ Craig Dempster Name: Craig Dempster Title: Chief Executive Officer
Dentsu Aegis Network India Private Limited
By: /s/ Anand Bhadkamkar Name: Anand Bhadkamkar Title: Director